UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 22, 2011

Ally Financial Inc.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-3754	38-0572512
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Renaissance Center

P.O. Box 200

Detroit, Michigan

48265-2000

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (866) 710-4623

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material	Modifications to Rights of Security Holders.

Amendment of the Series A Preferred Stock

On March 25, 2011, Ally Financial Inc. (“Ally”) filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware. Pursuant to the Amendment, Ally’s Certificate of Incorporation, which included the terms of Ally’s Fixed Rate Perpetual Preferred Stock, Series A (the “Original Series A Preferred”), was amended to modify certain terms of the Original Series A Preferred. As part of the Amendment, the Original Series A Preferred was redesignated as Ally’s Fixed Rate / Floating Rate Perpetual Preferred Stock, Series A (The “Amended Series A Preferred”) and the liquidation amount was reduced from $1,000 per share to $25 per share. The Amendment and a corresponding amendment to Ally’s bylaws also increased the authorized number of shares of Amended Series A Preferred to adjust for the decreased liquidation amount per share. The Amendment and the corresponding amendment to Ally’s Bylaws became effective March 25, 2011.

Holders of the Amended Series A Preferred will be entitled to receive, when, as and if declared by Ally’s board of directors (the “Board of Directors”) or a duly authorized committee of the Board of Directors, on each share of Amended Series A Preferred with respect to each dividend period, non-cumulative cash dividends at the fixed rate of 8.500% per annum on the liquidation amount from March 25, 2011 to but excluding May 15, 2016, quarterly in arrears, without accumulation of any undeclared dividends, commencing on May 15, 2011, and thereafter at a rate equal to Three-Month LIBOR plus 6.243%, quarterly in arrears, without accumulation of any undeclared dividends, commencing on August 15, 2016, in each case on the 15th day of February, May, August and November. Dividends payable on the Amended Series A Preferred on any dividend payment date will be payable to holders of record of such Amended Series A Preferred as they appear on Ally’s stock register at the close of business on the preceding February 1, May 1, August 1 or November 1, as the case may be, or on such other date, not more than seventy calendar days prior to the dividend payment date, as will be fixed by the Board of Directors or any duly authorized committee of the Board of Directors.

In the event that dividends payable on shares of Amended Series A Preferred with respect to a dividend period have not been paid in full on the dividend payment date, Ally will be prohibited, subject to certain specified exceptions, from (i) redeeming, purchasing or otherwise acquiring, directly or indirectly any stock that ranks on a parity basis with, or junior in interest to, the Amended Series A Preferred, (ii) paying any dividends or making any distributions with respect to any stock that ranks junior in interest to the Amended Series A Preferred, until such time as Ally has paid the dividends payable on shares of the Amended Series A Preferred with respect to a subsequent dividend period, and (iii) declaring or paying any dividend on any stock ranking on a parity basis with the Amended Series A Preferred, except with respect to certain dividends payable solely in shares of stock ranking junior in interest to the Amended Series A Preferred or with respect to dividends declared on the Amended Series A Preferred and such other class or series of stock that ranks on a parity basis with the Amended Series A Preferred, provided that such dividend bear the same ratio to each other as all the accrued and unpaid dividends per share on the shares of the Amended Series A Preferred and such stock that ranks on a parity basis bear to each other.

In the event of any liquidation, dissolution or winding up of the affairs of Ally, whether voluntary or involuntary, holders of the Amended Series A Preferred will be entitled to receive for each share of Amended Series A Preferred held by such holder, out of assets or proceeds (whether capital or surplus) available for distribution and subject to the rights of Ally’s creditors, before any distribution of such assets or proceeds is made or set aside for holders of stock that ranks junior in interest to the Amended Series A Preferred, payment in full in an amount equal to the sum of the liquidation amount per share of Amended Series A Preferred and an amount equal to all declared, but unpaid dividends declared prior to the date of payment of such distribution.

Ally may not redeem the Amended Series A Preferred before May 15, 2016. Subject to obtaining any required regulatory approvals, compliance with Ally’s replacement capital covenant agreement entered into for the benefit of certain of its debtholders on November 30, 2006, and any other restrictions, including any imposed by Ally’s other series of outstanding preferred stock, Ally’s outstanding debt or agreements with the United States Department of the Treasury, Ally may redeem all or any portion of the outstanding shares of Amended Series A Preferred on any dividend payment date on or after May 15, 2016. A redemption date must fall on a date that is also a dividend payment date.

The redemption price for each share of Amended Series A Preferred will be equal to the sum of (i) the liquidation amount and (ii) any accrued and unpaid dividends for the period from and including the dividend payment date immediately preceding the redemption date to but excluding the redemption date. Payments of the redemption price will be made in cash in immediately available funds.

The holders of the Amended Series A Preferred do not have voting rights other than those set forth in the certificate of designations for the Amended Series A Preferred included in Ally’s Certificate of Incorporation.

If and when dividends on any shares of Amended Series A Preferred or any stock ranking on a parity basis with the Amended Series A Preferred and having similar voting rights shall have not been declared and paid for the equivalent of six or more dividend periods, whether or not consecutive (“nonpayment”), the holders of such stock, voting together as a class, will be entitled to vote for the election of a total of two additional members of the Board of Directors, subject to certain limitations. Such voting rights will continue until the dividends on the shares of the Amended Series A Preferred and such series of stock ranking on a parity basis with the Amended Series A Preferred have been fully paid for at least four regular dividend periods following the nonpayment. The foregoing voting rights will be divested if and when dividends for at least four consecutive regular dividend periods following a nonpayment have been fully paid on the Amended Series A Preferred and any other class or series of stock ranking on parity basis with the Amended Series A Preferred. In such event, the term of office of each director so elected shall terminate and the number of directors on the Board of Directors shall automatically be decreased by two.

In addition, the vote or consent of the holders of at least two-thirds of the shares of the Amended Series A Preferred is required for Ally to do the following (i) to authorize or issue certain equity securities of Ally that rank senior to the Amended Series A Preferred with respect to dividends or upon a sale or liquidation of Ally, (ii) to amend, alter or repeal any provision of the terms of the Amended Series A Preferred contained in Ally’s Bylaws or Certificate of Incorporation, including the certificate of designations for the Amended Series A Preferred included therein, if such action would affect the Amended Series A Preferred in any manner materially adverse to the holders of the Amended Series A Preferred, or (iii) to the extent Ally has failed to pay dividends payable on shares of Amended Series A Preferred with respect to the immediately preceding dividend period, redeem, purchase or otherwise acquire, directly or indirectly, any stock ranking on a parity basis with, or junior in interest to, the Amended Series A Preferred other than as permitted by the Certificate of Designations.

The Amended Series A Preferred do not have the benefit of any mandatory redemption, sinking fund or other similar provisions. Holders of the Amended Series A Preferred have no right to require redemption or repurchase of any shares of Amended Series A Preferred.

Copies of the amended bylaws of Ally Financial Inc. and the Amended and Restated Certificate of Incorporation, as amended by the Amendment, which includes the amended certificate of designations for the Amended Series A Preferred, are included as Exhibit 3.2 and 3.1, respectively, and are incorporated by reference herein. The foregoing description of certain provisions of these documents contained herein does not purport to be complete and is qualified in its entirety by reference to the full text of such documents.

Item 5.03 Amendments	to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information set forth under “Item 3.03 Material Modifications to the Rights of Security Holders” is incorporated herein by reference.

Item 5.07 Submission	of Matters to a Vote of Security Holders.

Prior to implementing the amendments described above, Ally submitted proposals for such actions and the related transactions with GM Preferred Finance Co. Holdings LLC to its stockholders. The amendments were approved by a majority thereof, including at least two common holders.

Item 8.01 Other	Events.

Underwriting Agreement

On March 1, 2011, pursuant to a registration rights agreement dated as of June 30, 2009 between Ally Financial Inc. (“Ally”) and GM Preferred Finance Co. Holdings LLC (“GM HoldCo”), GM HoldCo notified Ally of its intent to sell shares of Ally’s Fixed Rate Perpetual Preferred Stock, Series A, liquidation amount $1,000 (“Existing Series A Preferred Stock”), held by GM HoldCo as a result of the conversion of GMAC LLC, the predecessor to Ally, from a Delaware limited liability company into a Delaware corporation in an underwritten public offering. On March 22, 2010 Ally previously filed a shelf registration statement (File No. 333-16560) (the “Shelf Registration Statement”) relating to the Existing Series A Preferred with the U.S. Securities and Exchange Commission to facilitate such a resale.

On March 22, 2011, Ally entered into an Underwriting Agreement (the “Underwriting Agreement”) with GM HoldCo and Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as representatives of the Underwriters named therein (the “Underwriters”), pursuant to which GM HoldCo agreed to sell to the Underwriters 40,870,560 shares of the Amended Series A Preferred following the Amendment.

The offering is subject to customary closing conditions and is expected to close on the date hereof. Ally will not receive any proceeds from the offering of the Amended Series A Preferred.

The offering is being made pursuant to a prospectus supplement and the accompanying prospectus filed with the SEC pursuant to Ally’s Shelf Registration Statement

Item 9.01 Financial	Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibits

1.1	Underwriting Agreement, dated as of March 22, 2011, among Ally Financial Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., as representatives of the several Underwriters named therein.

3.1	Amended and Restated Certificate of Incorporation of Ally Financial Inc., as amended, dated as of March 25, 2011.

3.2	Bylaws of Ally Financial Inc., as amended, dated as of March 25, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ally Financial Inc.
(Registrant)

Date: March 25, 2011	By:	/s/ David J. DeBrunner
		Name:	David J. DeBrunner
		Title:	Vice President, Chief Accounting Officer and Controller